Exhibit 10.12

$30,000,000

CREDIT AGREEMENT

among

MARCHEX, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent and Issuing Lender

Dated as of April 1, 2008

[* * *] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been granted with respect to the omitted portions.

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Definitional Provisions; Rules of Construction	15
1.3	Incorporation of Exhibits	16

ARTICLE II. REVOLVING COMMITMENTS		16

2.1	Revolving Commitments	16
2.2	Use of Proceeds	16
2.3	Revolving Notes	17
2.4	Interest Rate	17
2.5	Repayment	18
2.6	Procedure for Revolving Loan Borrowing	18
2.7	Commitment Fees	18
2.8	Termination or Reduction of Revolving Commitments	19

ARTICLE III. LETTERS OF CREDIT		19

3.1	L/C Commitment	19
3.2	Procedure for Issuance of Letter of Credit	19
3.3	Fees and Other Charges	20
3.4	L/C Participations	20
3.5	Reimbursement Obligation of Borrower	21
3.6	Obligations Absolute	21
3.7	Letter of Credit Payments	22
3.8	Applications	22

ARTICLE IV. GENERAL PROVISIONS RELATING TO REVOLVING LOANS		22

4.1	Manner of Payment	22
4.2	Statements	22
4.3	Book Entry Loan Account	23
4.4	Computations of Interest	23
4.5	Default Interest	23
4.6	Maximum Interest Rate	23
4.7	Late Charge	23
4.8	Optional Prepayments	24
4.9	Pro Rata Treatment and Payments	24
4.10	Requirements of Law	25
4.11	Taxes	26
4.12	Change of Lending Office	28
4.13	Replacement of Lenders	28

i

ARTICLE V. CONDITIONS PRECEDENT		29

5.1	Conditions to Initial Extension of Credit	29
5.2	Conditions to Each Extension of Credit	30

ARTICLE VI. AFFIRMATIVE COVENANTS		31

6.1	Financial Statements	31
6.2	Certificates; Other Information	32
6.3	Payment of Obligations	32
6.4	Maintenance of Existence; Compliance	32
6.5	Maintenance of Property; Insurance	33
6.6	Inspection of Property; Books and Records; Discussions	33
6.7	Notices	33
6.8	Environmental Laws	34
6.9	Additional Collateral, etc.	34
6.10	Bank Accounts	35
6.11	Disposition of Intangible Assets	36
6.12	Further Assurances	37

ARTICLE VII. NEGATIVE COVENANTS		37

7.1	Financial Condition Covenants	37
7.2	Indebtedness	37
7.3	Liens	38
7.4	Fundamental Changes	39
7.5	Disposition of Property	40
7.6	Restricted Payments	40
7.7	Investments	41
7.8	Transactions with Affiliates	42
7.9	Swap Agreements	42
7.10	Changes in Fiscal Periods	43
7.11	Negative Pledge Clauses	43
7.12	Clauses Restricting Subsidiary Distributions	43
7.13	Lines of Business	43

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES		43

8.1	Financial Condition	43
8.2	No Material Adverse Effect	44
8.3	Existence; Compliance with Law	44
8.4	Power; Authorization; Enforceable Obligations	44
8.5	No Legal Bar	45
8.6	Litigation	45
8.7	No Default	45
8.8	Ownership of Property; Liens	45
8.9	Intellectual Property	45
8.10	Taxes	46
8.11	Federal Regulations	46
8.12	Labor Matters	46
8.13	ERISA	46

8.14	Investment Company Act; Other Regulations	47
8.15	Subsidiaries	47
8.16	Environmental Matters	47
8.17	Accuracy of Information, etc.	48
8.18	Security Documents	48
8.19	Solvency	49

ARTICLE IX. EVENTS OF DEFAULT		49

ARTICLE X. THE AGENT		52

10.1	Appointment	52
10.2	Delegation of Duties	52
10.3	Exculpatory Provisions	52
10.4	Reliance by Administrative Agent	53
10.5	Notice of Default	53
10.6	Non-Reliance on Administrative Agent and Other Lenders	54
10.7	Indemnification	54
10.8	Administrative Agent in Its Individual Capacity	55
10.9	Successor Administrative Agent	55

ARTICLE XI. MISCELLANEOUS		55

11.1	Amendments and Waivers	55
11.2	Notices	56
11.3	No Waiver; Cumulative Remedies	57
11.4	Survival of Representations and Warranties	57
11.5	Payment of Expenses and Taxes	57
11.6	Successors and Assigns; Participations and Assignments	58
11.7	Adjustments; Set-off	61
11.8	Counterparts	62
11.9	Severability	62
11.10	Integration	62
11.11	Governing Law	62
11.12	Submission To Jurisdiction; Waivers	62
11.13	Acknowledgements	63
11.14	Releases of Guarantees and Liens	63
11.15	Confidentiality	63
11.16	WAIVERS OF JURY TRIAL	64
11.17	Statutory Notice	64

The exhibits and schedules to this agreement have been omitted. Borrower will furnish supplementally a copy of any exhibit or schedule to the Securities and Exchange Commission upon request.

SCHEDULES

Schedule 1.1	Revolving Commitments

Schedule 7.2(d)	Existing Indebtedness

Schedule 7.3(f)	Existing Liens

Schedule 7.7(b)	Investment Policy

Schedule 8.1	Existing Guarantee Obligations

Schedule 8.4	Consents, Authorizations, Filings and Notices

Schedule 8.15	Subsidiaries

Schedule 8.18	UCC Filing Jurisdictions

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement, Section 1.1

Exhibit B	Form of Compliance Certificate, Section 1.1

Exhibit C	Form of Guarantee and Collateral Agreement, Section 1.1

Exhibit D	Form of Revolving Note, Section 2.3

Exhibit E	Form of Exemption Certificate, Section 4.11(d)

Exhibit F	Form of Borrower Officer’s Certificate, Section 5.1(f)

Exhibit G	Form of Loan Party Closing Certificate, Section 5.1(g)

Exhibit H	Form of Solvency Certificate, Section 5.1(h)

Exhibit I	Certificate of Subsidiary, Section 6.9(b)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 1, 2008 (this “Agreement”), is made and entered into among MARCHEX, INC., a Delaware corporation (“Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (“Lenders”), and U.S. BANK NATIONAL ASSOCIATION, as administrative agent (“Administrative Agent”).

The parties agree as follows:

ARTICLE I. DEFINITIONS

1.1	Defined Terms

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Adjustment Date” has the meaning set forth in the definition of Applicable Margin.

“Administrative Agent” means U.S. Bank National Association, together with its affiliates, as the arranger of the Revolving Commitments and as Administrative Agent for Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10 percent or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the amount of such Lender’s Revolving Commitment at such time and (b) thereafter, the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitment has been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Margin” means the rates per annum set forth below based upon the Consolidated Leverage Ratio:

Pricing Level	Consolidated Leverage Ratio	Applicable Margin	Unused Commitment Fee Rate
1	≤ 2.00:1.00	1.00%	0.25%
2	> 2.00:1.00 and ≤ 2.50:1.00	1.25%	0.30%
3	> 2.50:1.00	1.50%	0.35%

Changes in the Pricing Levels resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph; provided that, Pricing Level 1 shall apply from the Closing Date until the initial first Adjustment Date after the date of this Agreement; provided, further, that in the event that the financial statements for Borrower’s fourth fiscal quarter are not delivered until after the delivery of the financial statements for Borrower’s first fiscal quarter for the following fiscal year, the financial statements for Borrower’s first fiscal quarter for the following fiscal year shall govern the Pricing Level until the financial statements for Borrower’s second fiscal quarter are delivered. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, Pricing Level 3 and the provisions of Section 4.5 shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, Pricing Level 3 shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the above shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Application” means an application, in such form as Issuing Lender may specify from time to time, requesting Issuing Lender to issue a Letter of Credit.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning set forth in Section 11.6(b).

“Assignment and Assumption” means an Assignment and Assumption Agreement, substantially in the form of Exhibit A.

“Available Revolving Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Benefited Lender” has the meaning set forth in Section 11.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing Date” means any Business Day specified by Borrower as a date on which Borrower requests the Lenders to make Revolving Loans hereunder.

“Business” has the meaning set forth in Section 8.16(b).

“Business Day” means any day other than a Saturday, Sunday or other day that commercial banks in Seattle, Washington or New York City are authorized or required by law to close.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to acquire any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of 12 months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in Rule 2a-7 of the SEC under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Permitted Holders, any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of equity securities of Borrower representing more than 40 percent of the total voting power of the Capital Stock of Borrower entitled to vote for the election of members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved or ratified by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved or ratified by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is April 1, 2008.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document; provided, however, the Collateral shall not include, and the Administrative Agent’s Lien shall not extend to: (a) more than 66 percent of the issued and outstanding Capital Stock entitled to vote owned or held of record by Borrower in any Excluded Foreign Subsidiary, (c) specific equipment and related software subject to the Permitted Liens of lenders or lessors providing financing for the acquisition of such property and (d) any contract, instrument or chattel paper in which Borrower has any right, title or interest if and to the extent such contract, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Borrower therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or chattel paper to enforce any remedy with respect thereto; provided, however, that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such contract, instrument or chattel paper, or (ii) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the Uniform Commercial

Code, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the bankruptcy code) or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Collateral” shall include, and Borrower shall be deemed to have granted a security interest in, all its rights, title and interests in and to such contract, instrument or chattel paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Lender’s unconditional continuing security interest in and to all rights, title and interests of Borrower in or to any payment obligations or other rights to receive monies due or to become due under any such contract, instrument or chattel paper and in any such monies and other proceeds of such contract, instrument or chattel paper.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated EBITDA” means, for the relevant period, Borrower’s net income (or net loss), excluding any extraordinary gains or losses and taxes associated therewith, plus interest expense (net of interest income), income tax expense, depreciation, amortization and non-cash stock compensation that constitutes a charge against income and other non-cash charges to income for the relevant period, all determined on a consolidated basis in accordance with GAAP. If during the relevant period Borrower or any Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such period.

“Consolidated EBITDAR” means, for the relevant period, Borrower’s net income (or net loss), excluding any extraordinary gains or losses and taxes associated therewith, plus (a) interest expense (net of interest income), income tax expense, depreciation, amortization, rent expense and non-cash stock compensation that constitutes a charge against income and other non-cash charges to income for the relevant period, less (b) cash taxes paid during the relevant period, and cash dividends paid during the relevant period and maintenance capital expenditures (which shall be deemed to be an amount equal to 50 percent of depreciation expense related to fixed assets), all determined on a consolidated basis in accordance with GAAP. If during the relevant period Borrower or any Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDAR for such period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such period.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDAR to Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for the relevant period, the sum of Borrower’s cash interest expense and rent expense determined on a consolidated basis in accordance with GAAP, plus Consolidated Synthetic Debt Amortization.

“Consolidated Leverage Ratio” means the ratio of Consolidated Total Funded Debt to Consolidated EBITDA.

“Consolidated Synthetic Debt Amortization” means an amount equal to the sum of (a) 20 percent of the amount of the Total Revolving Commitments as of the last day of the relevant period, (b) principal reduction payments for a one-year period on Borrower’s consolidated Indebtedness for borrowed money (other than the Revolving Loans) that was outstanding as of the last day of the relevant period, based upon, for each component of such Indebtedness, the actual amortization schedule provided for in the documents evidencing each component of such Indebtedness and (c) the principal component of payments for a one-year period on Borrower’s consolidated Capital Lease Obligations outstanding as of the last day of the relevant period, based upon, for each component of such Capital Lease Obligations, the actual amortization schedule provided for in the documents evidencing each component of such Capital Lease Obligations.

“Consolidated Total Funded Debt” means, as of the date of determination, the aggregate principal amount of all Indebtedness of Borrower, determined on a consolidated basis in accordance with GAAP, but in any event, excluding obligations for undrawn amounts under outstanding letters of credit and contingent reimbursement obligations under surety bonds.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Daily Reset LIBOR Rate Loan” has the meaning set forth in Section 2.4(a).

“Default” means any of the events specified in Article IX, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$” mean dollars in lawful currency of the United States.

“Domain Name” means a sequence of alphanumeric characters that specifies a group of online resources and forms part of the corresponding Internet address used to, among other functions, identify one or more internet protocol addresses. “Domain Name” shall include all generic top level domain (gTLD) and country code top-level domain (ccTLD) now existing or hereafter created and all rights, priorities and privileges relating to such Domain Name, Domain Name registration, license and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Domestic Subsidiary” means any Subsidiary of Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means any of the events specified in Article IX, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations could reasonably be expected to result in adverse tax consequences to Borrower.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Payment Date” means (a) the 10th day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Subsidiary” means any Subsidiary of Borrower that is not a Domestic Subsidiary.

“Funding Office” means the office of Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by Administrative Agent as its funding office by written notice to Borrower and Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means the collective reference to Borrower and its respective Subsidiaries.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counter indemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantors” means the collective reference the Subsidiary Guarantors and any other guarantor of the Obligations.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Article IX(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” pertains to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Differential” means that sum equal to the greater of zero or the financial loss incurred by Lenders resulting from prepayment, calculated as the difference between the amount of interest Lenders would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan had prepayment not occurred and the interest Lenders will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.

“Investments” has the meaning set forth in Section 9.8.

“Issuing Lender” means U.S. Bank National Association or any affiliate thereof in its capacity as issuer of any Letter of Credit.

“L/C Commitment” means $30,000,000.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all Lenders other than Issuing Lender of such Letter of Credit.

“Lenders” has the meaning set forth in the preamble hereto.

“Letters of Credit” has the meaning set forth in Section 3.1(a). “LIBOR Rate Loan” has the meaning set forth in Section 2.4(a).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties” means each Group Member that is a party to a Loan Document.

“Loan Period” means the period commencing on the advance date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day 1, 2, 3 or 6 months thereafter matching the interest rate term selected by the Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Administrative Agent or Lenders hereunder or thereunder.

“Material Loan Party” and “Material Loan Parties” means, individually or collectively, Borrower and each Material Subsidiary that is a party to a Loan Document.

“Material Subsidiary” means any Subsidiary, that as of any date of determination, that (a) represents more than 3 percent of the consolidated total assets, as determined in accordance with GAAP, (b) represents more than 3 percent of the consolidated total revenues of Borrower and its Subsidiaries, as determined in accordance with GAAP or (c) owns Domain Names with a fair market value (as determined in good faith by Borrower) in excess of $20,000,000.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Money Markets” refers to one or more wholesale funding markets available to and selected by Administrative Agent, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the cash proceeds received by Borrower and its Subsidiaries as consideration for a Disposition of intangible assets, net of reasonable and customary selling expenses, including reasonable commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such Disposition.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Non-Excluded Taxes” has the meaning set forth in Section 4.11(a).

“Non-U.S. Lender” has the meaning set forth in Section 4.11(d).

“Notes” means the collective reference to any promissory note evidencing any Revolving Loan and issued pursuant to the terms of this Agreement.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans and all other obligations and liabilities of Borrower to Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to Administrative Agent or to any Lender that are required to be paid by Borrower pursuant hereto) or otherwise.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 11.6(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition” means an acquisition of all or substantially all of the assets or of the assets constituting a line of business or substantially all of the Capital Stock of any Person where (a) no Default or Event of Default shall have occurred and be continuing on the date such Permitted Acquisition is consummated, before or after giving effect thereto, (b) the business acquired (or Person acquired) is principally engaged in the same line of business (or a business reasonably incidental or complementary thereto) as Borrower, (c) [***] and (d) a Responsible Officer of Borrower shall have delivered to Administrative Agent a Pro Forma Compliance Certificate. “Pro Forma Compliance Certificate” means a certificate to Administrative Agent certifying as to the accuracy of clauses (a) through (e) above and providing a detailed computation of compliance with clause (c) above.

“Permitted Holders” means (i) Russell C. Horowitz, John Keister, Ethan A. Caldwell and Peter Christothoulou and members of their respective families, and (ii) trusts solely for the benefit of the foregoing, (iii) the guardian or conservator of any of the foregoing who is adjudged disabled or incompetent by a court of competent jurisdiction; and (iv) any limited partnership, limited liability partnership or limited liability company in which any of the foregoing holds all of the shares of capital stock of Borrower.

“Permitted Liens” has the meaning set forth in Section 7.3.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Properties” has the meaning set forth in Section 8.16(a).

“Register” has the meaning set forth in Section 13.6(b).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation” means the obligation of Borrower to reimburse Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

[* * *] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Required Lenders” means, at any time, the holders of more than 50 percent of (a) until the Closing Date, the Total Revolving Commitments then in effect and (b) if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. For purposes of this definition, the aggregate principal amount of Letters of Credit issued by Issuing Lender shall be considered to be owed to Lenders ratably in accordance with their respective Revolving Commitments.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer vice president-accounting, vice president-financial operations of the applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer of the applicable Loan Party.

“Restricted Payments” has the meaning set forth in Section 9.6.

“Revolving Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period” means the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Loans” has the meaning set forth in Section 2.1.

“Revolving Note” has the meaning set forth in Section 2.3 hereof and includes all renewals, replacements and amendments thereof.

“Revolving Percentage” means, as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage that the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by Lenders on a comparable basis.

“Revolving Termination Date” means the earlier of (a) April 1, 2011 or (b) the date that all Obligations are paid in full and the Revolving Commitments are terminated.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents” means the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” or “Solvency” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement” means any Swap Agreement entered into by Borrower and any Lender or affiliate thereof in respect of interest rates or currency exchange rates.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” means each Material Subsidiary of Borrower other than any Excluded Foreign Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option, interest rate cap or collar, or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Total Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $30,000,000.

“Total Revolving Extensions of Credit” means, at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee” means any Assignee or Participant.

“United States” means the United States of America.

“Wholly-Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Wholly-Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of Borrower.

1.2	Other Definitional Provisions; Rules of Construction

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Provisions of the Loan Documents apply to successive events and transactions.

(f) In the event of any inconsistency between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement govern.

1.3	Incorporation of Exhibits

All references to “Exhibits” contained herein are references to exhibits attached hereto, the terms and conditions of which are made a part hereof for all purposes.

ARTICLE II. REVOLVING COMMITMENTS

2.1	Revolving Commitments

Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

2.2	Use of Proceeds

The proceeds of the Revolving Loans shall be used by Borrower to finance Permitted Acquisitions, to repurchase Borrower’s Capital Stock, to refinance existing Indebtedness and for general business purposes.

2.3	Revolving Notes

Borrower agrees that upon notice by any Lender to Borrower (with a copy of such notice to Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Loans owing to, or to be made by, such Lender, Borrower shall promptly execute and deliver to such Lender, with a copy to Administrative Agent, a Revolving Note in substantially the form of Exhibit D hereto, payable to the order of such Lender in a principal amount equal to the Revolving Commitment of such Lender (each promissory note issued hereunder, as amended, endorsed or replaced, shall be a “Revolving Note,” and collectively, the “Revolving Notes”).

2.4	Interest Rate

(a) Interest on the outstanding principal balance of the Revolving Loans shall accrue at one of the following per annum rates selected by Borrower (i) upon notice to Administrative Agent, the Applicable Margin plus the one-month LIBOR rate quoted by Administrative Agent from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “Daily Reset LIBOR Rate Loan”); or (ii) upon a minimum of two New York Banking Days prior notice, the Applicable Margin plus the 1, 2, 3 or 6-month LIBOR rate quoted by Administrative Agent from Reuters Screen LIBOR01 Page or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan”). No LIBOR Rate Loan may extend beyond the Revolving Termination Date. In any event, if the Loan Period for a LIBOR Rate Loan should happen to extend beyond t the Revolving Termination Date, such LIBOR Rate Loan must be prepaid at the Revolving Termination Date. If a LIBOR Rate Loan is prepaid prior to the end of the Loan Period for such loan, whether voluntarily or because prepayment is required due to the Revolving Termination Date or due to acceleration of the upon default or otherwise, Borrower agrees to pay all of Lenders’ costs, expenses and Interest Differential (as determined by Administrative Agent) incurred as a result of such prepayment. Because of the short-term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Rate Loan.

(b) In the event Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan, Administrative Agent may at any time after the end of the Loan Period convert the LIBOR Rate Loan to a Daily Reset LIBOR Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan prior to the end of the Loan Period; provided that in such event, a new Loan Period shall not be in effect.

(c) Administrative Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(d) Each LIBOR Rate Loan shall be in a minimum principal amount of $1,000,000. The aggregate number of LIBOR Rate Loans in effect at any one time may not exceed five.

(e) Subject to the provisions set forth in clauses (a) through (d) of this Section 2.4 in the event Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan, Borrower may at any time after the end of the Loan Period request Administrative Agent to convert such LIBOR Rate Loan to a Daily Reset LIBOR Rate Loan or may, upon a minimum of two New York Banking Days prior notice, request a LIBOR Rate Loan and Administrative Agent shall promptly honor such request.

2.5	Repayment

(a) Interest on the Revolving Loans is payable to Administrative Agent for the ratable benefit of each Lender beginning April 1, 2008, and on the same date of each consecutive month thereafter, plus a final interest payment with the final payment of principal.

(b) Principal of the Revolving Loans is payable to Administrative Agent for the ratable benefit of each Lender on the Revolving Termination Date.

2.6	Procedure for Revolving Loan Borrowing

Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that Borrower shall give Administrative Agent irrevocable written notice (including notices by facsimile and email), which notice must be received by Administrative Agent prior to 10:00 a.m., Seattle time, two Business Days prior to the requested Borrowing Date, specifying (a) the amount of Revolving Loans to be borrowed and (b) the requested Borrowing Date. Each borrowing under the Revolving Commitments shall be in a minimum amount of $1,000,000. Upon receipt of any such notice from Borrower, Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to Administrative Agent for the account of Borrower at the Funding Office prior to 12:00 Noon, Seattle time, on the Borrowing Date requested by Borrower in funds immediately available to Administrative Agent. Such borrowing will then be made available to Borrower by Administrative Agent crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to Administrative Agent by Lenders and in like funds as received by Administrative Agent.

2.7	Commitment Fees

Borrower agrees to pay to Administrative Agent for the account of each Lender an unused commitment fee for the period from and including the Closing Date hereof to the last day of the Revolving Commitment Period (or, if earlier, the Revolving Termination Date) computed at the Unused Commitment Fee Rate set forth in the definition of “Applicable Margin” on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof. The unused commitment fee shall be calculated on a 360-day year for the actual number of days elapsed.

2.8	Termination or Reduction of Revolving Commitments

Borrower shall have the right, upon not less than three Business Days’ notice to Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

ARTICLE III. LETTERS OF CREDIT

3.1	L/C Commitment

(a) Subject to the terms and conditions hereof, Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by Issuing Lender; provided that Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the one-year anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2	Procedure for Issuance of Letter of Credit

Borrower may from time to time request that Issuing Lender issue a Letter of Credit by delivering to Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of Issuing Lender, and such other certificates, documents and other papers and information as Issuing Lender may request. Upon receipt of any Application, Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by Issuing Lender and Borrower. Issuing Lender shall furnish a copy of such Letter of Credit to Borrower promptly following the issuance thereof. Issuing Lender shall promptly furnish to Administrative Agent, which shall in turn promptly furnish to Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3	Fees and Other Charges

(a) Borrower will pay a fee for each Letter of Credit at a per annum rate equal to the Unused Commitment Fee Rate set forth in the definition of “Applicable Margin” then in effect under the Revolving Facility of the face amount of each Letter of Credit (provided that the minimum fee shall be $300), shared ratably among Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, Borrower shall pay to Issuing Lender for its own account a fronting fee at a per annum rate .125 percent of the undrawn and unexpired amount of each Letter of Credit issued by Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, Borrower shall pay or reimburse Issuing Lender for such normal and customary costs and expenses as are incurred or charged by Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4	L/C Participations

(a) Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by Issuing Lender thereunder. Each L/C Participant agrees with Issuing Lender that, if a draft is paid under any Letter of Credit for which Issuing Lender is not reimbursed in full by Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to Issuing Lender upon demand at Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against Issuing Lender, Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of Borrower, (iv) any breach of this Agreement or any other Loan Document by Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by Issuing Lender under any Letter of Credit is paid to Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Loans under the Revolving Facility. A certificate of Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), Issuing Lender receives any payment related to such Letter of Credit (whether directly from Borrower or otherwise, including proceeds of collateral applied thereto by Issuing Lender), or any payment of interest on account thereof, Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Issuing Lender shall be required to be returned by Issuing Lender, such L/C Participant shall return to Issuing Lender the portion thereof previously distributed by Issuing Lender to it.

3.5	Reimbursement Obligation of Borrower

If any draft is paid under any Letter of Credit, Borrower shall reimburse Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by Issuing Lender in connection with such payment, not later than 12:00 Noon, Seattle time, on (i) the Business Day that Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 a.m., Seattle time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that Borrower receives such notice. Each such payment shall be made to Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the default rate set forth in Section 4.5.

3.6	Obligations Absolute

Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that Borrower may have or have had against Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Borrower also agrees with Issuing Lender that Issuing Lender shall not be responsible for, and Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of Borrower against any beneficiary of such Letter of Credit or any such transferee. Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Issuing Lender. Borrower agrees that any action taken or omitted by Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on Borrower and shall not result in any liability of Issuing Lender to Borrower.

3.7	Letter of Credit Payments

If any draft shall be presented for payment under any Letter of Credit, Issuing Lender shall promptly notify Borrower of the date and amount thereof. The responsibility of Issuing Lender to Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8	Applications

To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV. GENERAL PROVISIONS RELATING TO REVOLVING LOANS

4.1	Manner of Payment

All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Seattle time, on the due date thereof to Administrative Agent, for the account of Lenders, at the Funding Office, in Dollars and in immediately available funds. Borrower hereby authorizes Administrative Agent to charge any of its demand deposit accounts for all interest, principal and fee payments that Borrower is obligated to pay pursuant to this Agreement and pursuant to fee arrangements with Administrative Agent. Administrative Agent shall distribute such payments to Lenders promptly upon receipt in like funds as received. Whenever any payment to be made becomes due and payable on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

4.2	Statements

Administrative Agent shall send Borrower statements of all amounts due hereunder; the statements shall be considered correct and conclusively binding, absent manifest error, on Borrower unless Borrower notifies Administrative Agent to the contrary within 30 days of receipt of any statement that Borrower claims to be incorrect. Borrower agrees that accounting entries made by Administrative Agent with respect to Borrower’s loan accounts shall constitute evidence of all Revolving Loans made under and payments made on any of the Revolving Facilities. Without limiting the methods by which Administrative Agent may otherwise be entitled by applicable law to make demand for payment of the Revolving Loans upon Borrower, Borrower agrees that any statement, invoice or payment notice from

Administrative Agent to Borrower with respect to any principal or interest obligation of Borrower to Administrative Agent shall be deemed to be a demand for payment in accordance with the terms of such statement, invoice or payment notice. Under no circumstances shall a demand by Administrative Agent for partial payment of principal or interest or both be construed as a waiver by Administrative Agent of its right thereafter to demand and receive payment (in part or in full) of any remaining principal or interest obligation.

4.3	Book Entry Loan Account

Administrative Agent shall establish a book entry loan account for each of the Revolving Loans in which Administrative Agent will make debit entries of all Revolving Loans pursuant to the terms of this Agreement. Administrative Agent will also record in the applicable loan account, in accordance with customary banking practices, all interest and other charges, expenses and other items properly chargeable to Borrower, if any, together with all payments made by Borrower on account of the Indebtedness evidenced by Borrower’s respective loan accounts and all other sums credited to the respective loan accounts. The debit balance of Borrower’s respective loan accounts shall reflect the amount of Borrower’s Indebtedness to Lenders from time to time by reason of advances, charges, payments or credits.

4.4	Computations of Interest

All computations of interest and fees that are computed on a per annum basis shall be based on a 360-day year for the actual number of days elapsed.

4.5	Default Interest

Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may, at its option, raise the interest rate charged on the Revolving Loans to a rate of up to 2 percent per annum plus the interest rate that would otherwise be applicable thereto, from the date of the occurrence of the Event of Default until the Event of Default is cured or waived by pursuant to the terms of this Agreement or, absent cure or waiver, until the Revolving Loans are repaid in full.

4.6	Maximum Interest Rate

Notwithstanding any provision contained herein or in the Notes, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of interest permitted by applicable law to be charged, collected or received from Borrower; and if any payments by Borrower include interest in excess of that maximum amount, Administrative Agent shall apply the excess first to reduce the unpaid balance of the Revolving Loans, then to reduce the balance of any other Indebtedness of Borrower to Lenders. If there is no such Indebtedness, the excess shall be returned to Borrower.

4.7	Late Charge

If any payment of principal or interest required under any of the Revolving Loans is 15 days or more past due, Borrower will be charged a late charge of 5 percent of the delinquent payment or $5, whichever is greater, for each such late payment. The 15-day period provided for herein shall not be construed as a waiver of any Default or Event of Default resulting from any late payment under any of the Revolving Loans.

4.8	Optional Prepayments

Borrower shall have the right, at any time, to prepay the whole or portions of the Revolving Loans. In such event, (a) any prepayment of any Daily Reset LIBOR Rate Loan shall be without prepayment charges and (b) any prepayment of all or any portion of any LIBOR Rate Loan whether voluntarily, by acceleration or otherwise shall be accompanied by a payment to Lenders of the Interest Differential due in accordance with Section 2.4(a). All prepayments shall be applied first to accrued interest on the Revolving Loans and then to the outstanding principal balance of the Revolving Loans in the inverse order of maturity. Partial prepayments of Revolving Loans shall be in a minimum amount of $1,000,000.

4.9	Pro Rata Treatment and Payments

(a) Each borrowing by Borrower from Lenders hereunder, each payment by Borrower on account of any commitment fee and any reduction of the Revolving Commitments of Lenders shall be made pro rata according to the respective Revolving Percentages of Lenders.

(b) Each payment (including each prepayment) by Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by Lenders.

(c) Unless Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to Administrative Agent, Administrative Agent may assume that such Lender is making such amount available to Administrative Agent, and Administrative Agent may, in reliance upon such assumption in its sole discretion, make available to Borrower a corresponding amount. If such amount is not made available to Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Administrative Agent. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to Administrative Agent by such Lender within three Business Days after such Borrowing Date, Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans, on demand, from Borrower.

(d) Unless Administrative Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Administrative Agent, Administrative Agent may assume that Borrower is making such payment, and Administrative Agent may, but shall not be required to, in reliance upon such assumption in its sole discretion, make available to Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to Administrative Agent by Borrower within three Business Days after such due date, Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Rate. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against Borrower.

4.10	Requirements of Law

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Revolving Loans made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.11 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR rate provided for in Section 2.4; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Revolving Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Borrower (with a copy to Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Borrower (with a copy to Administrative Agent) of a written request therefor, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to Borrower (with a copy to Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

4.11	Taxes

(a) All payments made by Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Administrative Agent or any Lender as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to Administrative Agent or any Lender hereunder, the amounts so payable to Administrative Agent or such Lender shall be increased to the extent necessary to yield to Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent the required receipts or other required documentary evidence, Borrower shall indemnify Administrative Agent and Lenders for any incremental taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to Borrower and Administrative Agent (or, in the case of a Participant, to Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 4.11, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 4.11 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

4.12	Change of Lending Office

Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.10 or 4.11(a) with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Sections 4.10 or 4.11(a).

4.13	Replacement of Lenders

Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 4.10 or 4.11(a) or (b) defaults in its obligation to make Revolving Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 4.10 or 4.11(a), (iv) the replacement financial institution shall purchase, at par, all Revolving Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, Borrower shall pay all additional amounts (if any) required pursuant to Sections 4.10 and 4.11(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that Borrower, Administrative Agent or any other Lender shall have against the replaced Lender.

ARTICLE V. CONDITIONS PRECEDENT

5.1	Conditions to Initial Extension of Credit

The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Administrative Agent shall have received (i) this Agreement executed and delivered by Administrative Agent, Borrower and each Person listed on Schedule 1.1, (ii) the Guarantee and Collateral Agreement and the other Security Documents (provided, that no Loan Party shall be obligated to execute any agreements providing for control over deposit, investment, securities or similar accounts and provided further that there shall be no filings with the United States Patent and Trademark Office or United States Copyright Office so long as no such filings are required in order to perfect a security interest in Domain Names), executed and delivered by Borrower and each Subsidiary Guarantor, (iii) the other Security Documents, executed and delivered by Borrower and each Subsidiary Guarantor that is to be a party thereto and (iv) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Administrative Agent shall have received, duly executed and delivered by Borrower, the Revolving Notes payable to the order of the applicable Lenders to the extent requested by any Lender pursuant to the terms of Section 2.3.

(c) Administrative Agent shall have received insurance certificates satisfying the requirements of the Guarantee and Collateral Agreement.

(d) Administrative Agent shall have received and approved financial projections for Borrower, prepared on a consolidated basis, through December 31, 2010.

(e) There shall not have occurred a development or event since September 30, 2007 that has had or could reasonably be expected to have a Material Adverse Effect.

(f) Administrative Agent shall have received a satisfactory executed certificate of a Responsible Officer of Borrower, dated the Closing Date, substantially the form of Exhibit F, certifying that (i) all governmental and third party approvals (including landlords’ and other consents, including shareholders approvals, if any) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby, and (ii) there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that have or could reasonably be expected to have a Material Adverse Effect on Borrower or any of the transactions contemplated by this Agreement.

(g) Administrative Agent shall have received a satisfactory executed certificate of a Responsible Officer of each Loan Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments, evidencing (i) that each Loan Party is duly organized or formed, is validly existing, and in good standing in its jurisdiction of organization, (ii) resolutions approving the Agreement and Loan Documents to which such a Loan Party is a party, and (iii) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party.

(h) Administrative Agent shall have received a satisfactory executed solvency certificate from the chief financial officer of Borrower, dated the Closing Date, substantially in the form of Exhibit H, which shall document the solvency of Borrower and its subsidiaries after giving effect to the transactions contemplated by this Agreement.

(i) Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of each the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to Administrative Agent.

(j) Lenders and Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts may be paid with proceeds of Revolving Loans made on the Closing Date and will be reflected in the funding instructions given by Borrower to Administrative Agent on or before the Closing Date.

(k) Administrative Agent shall have received (i) the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create in favor of Administrative Agent, for the benefit of Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than the holders of Permitted Liens), shall be in proper form for filing, registration or recordation.

5.2	Conditions to Each Extension of Credit

The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, provided, however, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(b) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE VI. AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or Administrative Agent hereunder, Borrower shall and shall (other than Sections 6.1 and 6.2 below which shall apply only to Borrower) cause each of its Material Subsidiaries to:

6.1	Financial Statements

Furnish to Administrative Agent and each Lender:

(a) as soon as available, but in any event within the earlier of (i) 120 days after the end of each fiscal year of Borrower and (ii) the date following the end of each fiscal year of Borrower on which Borrower files its audited annual financial statements with the SEC, a copy of the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Borrower’s current certified public accountants or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than the earlier of (i) 45 days after the end of each of Borrower’s first three quarterly fiscal periods of each fiscal year of Borrower and (ii) the date following the end of each of the first three quarterly periods of each fiscal year of Borrower on which Borrower is required to file its unaudited interim financial statements with the SEC, the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2	Certificates; Other Information

Furnish to Administrative Agent and each Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to such Responsible Officer’s knowledge, except as set forth in such certificate, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that, except as set forth in such certificate, such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate, in substantially the form of Exhibit B, containing all information and calculations reasonably necessary for determining compliance by Borrower with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Borrower, as the case may be, and (y) to the extent not previously disclosed to Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and, if requested by Administrative Agent (which requests shall not be more frequent than once every six months), a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date); and

(b) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3	Payment of Obligations

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party or (b) the failure to pay, discharge or satisfy such obligation could not reasonably be expected to result in a Material Adverse Effect.

6.4	Maintenance of Existence; Compliance

(a)(i) Preserve, renew and keep in full force and effect its organizational existence, and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5	Maintenance of Property; Insurance

(a) Keep all inventory and equipment useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; and

(b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6	Inspection of Property; Books and Records; Discussions

(a) Keep proper books and records in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and

(b) Permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7	Notices

Promptly give notice to Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance or with respect to which insurance coverage may not exist, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8	Environmental Laws

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9	Additional Collateral, etc

(a) With respect to any property (other than real property) acquired after the Closing Date by any Group Member (other than (w) property that is not Collateral, (x) any property described in paragraph (b) or (c) below, (y) any property subject to a Permitted Lien and (z) property acquired by any Excluded Foreign Subsidiary) as to which Administrative Agent, for the benefit of Lenders, does not have a perfected Lien, promptly (i) execute and deliver to Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as Administrative Agent reasonably deems necessary or advisable to grant to Administrative Agent, for the benefit of Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to Administrative Agent, for the benefit of Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by Administrative Agent (but excluding (i) agreements providing for control over deposit, investment, securities and similar accounts and (ii) filings with the United States Patent and Trademark Office and United States Copyright Office so long as no such filings are required in order to perfect a security interest in Domain Names).

(b) With respect to any new Material Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (b), shall include any existing Material Subsidiary that ceases to be an Excluded Foreign Subsidiary and any Subsidiary (other than an Excluded Foreign Subsidiary) that becomes a Material Subsidiary after the date of this Agreement), promptly (i) execute and deliver to Administrative Agent such amendments to the Guarantee and Collateral Agreement as Administrative Agent deems necessary or advisable to grant to Administrative Agent, for the benefit of Lenders, a perfected first priority security interest in the Capital Stock of such new Material Subsidiary that is owned by such Group Member, (ii) deliver to Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and (iii) cause such new Material Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to Administrative Agent for the benefit of Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement (subject to Permitted Liens) with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by Administrative Agent (but excluding agreements providing for control over deposit, investment, securities and similar accounts and filings with the United States Patent and Trademark Office and United States Copyright Office so long as no such filings are required in order to perfect a security interest in Domain Names) and (C) to deliver to Administrative Agent a certificate of such Material Subsidiary, substantially in the form of Exhibit I, with appropriate insertions and attachments.

(c) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to Administrative Agent such amendments to the Guarantee and Collateral Agreement as Administrative Agent deems necessary or advisable to grant to Administrative Agent, for the benefit of Lenders, a perfected first priority security interest in the Capital Stock of such new Excluded Foreign Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66 percent of the total outstanding voting Capital Stock of any such new Excluded Subsidiary be required to be so pledged), and (ii) deliver to Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the good faith credit judgment of Administrative Agent, desirable to perfect Administrative Agent’s security interest therein (but excluding agreements providing for control over deposit, investment, securities and similar accounts and filings with the United States Patent and Trademark Office and United States Copyright Office so long as no such filings are required in order to perfect a security interest in Domain Names).

(d) Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, in no event shall Borrower or any Loan Party be obligated to obtain, execute or deliver to Administrative Agent or any Lender any document, instrument or agreement providing for control over any deposit, investment, securities or similar accounts or filings with the United States Patent and Trademark Office and United States Copyright Office so long as no such filings are required in order to perfect a security interest in Domain Names.

6.10	Bank Accounts

Borrower acknowledges and agrees that the Applicable Margin was negotiated based upon the assumption that the Group Members’ primary domestic bank accounts shall be maintained at U.S. Bank National Association. In the event that Administrative Agent reasonably determines that such is not the case with respect to geographic areas where U.S. Bank National Association has branches and offices necessary to meet the needs of Borrower, and so long as the services, interest, fees and other charges are competitive, the Applicable Margin shall be increased by 0.125 percent until such time the Group Members’ primary domestic bank accounts in such geographic areas are maintained at U.S. Bank National Association.

6.11	Disposition of Intangible Assets

(a) Borrower and its Subsidiaries may Dispose of intangible assets (including without limitation, Domain Names), provided that without the consent of the Required Lenders and except as provided in Section 6.11(b), (i) [***] and (ii) [***].

(b) Notwithstanding the provisions of Section 6.11(a), Borrower and its Subsidiaries may Dispose of intangible assets (including without limitation, Domain Names) without the consent of the Required Lender in excess of the limitations set forth in clauses (i) and (ii) of Section 6.11(a), provided that:

(i) each such sale is on an arm’s length basis for fair value and at least 80 percent of the purchase price is payable concurrently with the consummation thereof in cash or Cash Equivalents;

(ii) not fewer than five Business Days prior to the consummation of any such sale, Borrower shall provide Administrative Agent with written notice of such sale, which notice shall set forth an election to either (A) apply the Net Cash Proceeds from such sale to the prepayment of the Revolving Loans or (B) reinvest the Net Cash Proceeds in intangible assets of a similar type as those to be sold;

(iii) in the event that Borrower elects to prepay the Revolving Loans in accordance with clause (ii) above, then not later than five Business Days following the consummation of such sale, Borrower shall prepay the Revolving Loans in an amount equal to the Net Cash Proceeds from such sale in accordance with Section 4.8, and concurrently with such prepayments, the Total Revolving Commitments shall be reduced by the amount of such prepayment, with each Lender’s Revolving Commitment reduced by such Lender’s Revolving Percentage of the aggregate amount of the prepayment;

(iv) in the event that Borrower elects to reinvest the Net Cash Proceeds in accordance with clause (ii) above, then not later than five Business Days following the consummation of such sale, Borrower shall deposit an amount equal to the Net Cash Proceeds into an interest bearing deposit account with Administrative Agent (which Borrower hereby grants to Administrative Agent a security interest in for the benefit of Lenders to secure the Obligations). So long as there does not exist any Default or Event of Default, Borrower shall be entitled to withdraw funds from such account in order to complete any such reinvestment, provided that any funds not reinvested within 180 days of the Disposition shall be applied on the last day of such 180-day period to a mandatory prepayment of the Revolving Loans and reduction in Total Revolving Commitments in accordance with clause (iii) above.

[* * *] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission Confidential treatment has been requested with respect to the omitted portions.

6.12	Further Assurances

Within ten days of request by Administrative Agent, duly execute and deliver or cause to be duly executed and delivered to Administrative Agent such further instruments, agreements and documents and do or cause to be done such further acts as may be necessary or proper in the good faith credit judgment of Administrative Agent to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents.

ARTICLE VII. NEGATIVE COVENANTS

Borrower agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or Administrative Agent hereunder, Borrower shall not, and shall not permit any of its Material Subsidiaries to, directly or indirectly:

7.1	Financial Condition Covenants

(a) Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of Borrower for the four fiscal quarter period then ended to exceed 3.50:1.00.

(b) Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of Borrower for the four fiscal quarter period then ended to be less than 1.20:1.00.

(c) Permit the sum of (i) unencumbered (other than encumbrances for the benefit of Administrative Agent on behalf of Lender), unrestricted cash and Cash Equivalents and (ii) the aggregate Available Revolving Commitments of all Lenders, to be less than $7,500,000 as of the last day of any fiscal quarter of Borrower.

7.2	Indebtedness

Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness for borrowed money, Capital Lease Obligations or Guarantee Obligations with respect to any of the foregoing, except: (a) Indebtedness of any Loan Party pursuant to any Loan Document; (b) Indebtedness of Borrower to any Subsidiary and of any Wholly-Owned Subsidiary Guarantor to Borrower or any other Subsidiary; (c) Guarantee Obligations incurred in the ordinary course of business by Borrower and its Subsidiaries of obligations of any Wholly-Owned Subsidiary Guarantor, which obligations are otherwise permitted; (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof); (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) and in an aggregate principal amount not to exceed $5,000,000 in any one transaction and not to exceed $10,000,000 in the aggregate in any fiscal year of Borrower; (f) [* * *]; and (g) [***].

[* * *] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3	Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except the following (each a “Permitted Lien” and collectively, the “Permitted Liens”): (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower or its Subsidiaries, as the case may be, in conformity with GAAP; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries; (f) Liens in existence on the date hereof listed on Schedule 7.3(f), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased; (g) Liens securing Indebtedness of Borrower or any Subsidiary (and the interests of a lessor under Capital Lease of Borrower or its Subsidiaries) incurred to finance the acquisition of fixed or capital assets and related software, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the products and proceeds thereof; (h) Liens created pursuant to the Security Documents; (i) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, and extensions and renewals thereof; provided that (i) any Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by Borrower or any of its Wholly-Owned Subsidiaries pursuant to a Permitted Acquisition as a result of a merger or consolidation or the acquisition of an asset securing such Indebtedness, so long as such Indebtedness was not incurred in anticipation or contemplation of such Permitted Acquisition and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Borrower or any of its Subsidiaries; (j) any interest or title of a lessor under any lease entered into by Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; (k) Liens on assets other than Collateral, securing judgments for the payment of money not constituting an Event of Default under Section IX(h); (l) interests of lessors under operating leases; (m) Liens consisting of licenses and sublicenses of intellectual property, and, with respect to any licenses where a Group Member is the licensee or sublicensee, any interest or title of a licensor or under any such license or sublicense; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties that are not more than 30 days past due in connection with the importation of goods; (o) Liens on cash collateral securing reimbursement obligations that are not past due to issuing banks under letters of credit otherwise permitted hereunder; (p) Liens on assets other than Collateral acquired in any Investment not prohibited by this Agreement to the extent such Liens were in existence at the time of acquisition and not incurred in anticipation thereof; (q) Liens upon such accounts and the financial assets therein in favor of other financial institutions arising in connection with Borrower’s or any Subsidiary’s deposit or securities accounts held at such institutions and not securing Indebtedness for borrowed money; (r) Liens on earnest money deposits required under a letter of intent or purchase agreement in connection with acquisitions and other transactions otherwise permitted hereunder; (s) Liens on assets representing part of the proceeds of a sale or other disposition of property otherwise permitted hereunder, to secure post closing obligations to the buyer in connection with such sale or other disposition; (t) Liens on insurance proceeds securing the payment of financed insurance premiums; and (u) other Liens on assets securing Indebtedness not in excess of $10,000,000 in the aggregate at any time outstanding.

7.4	Fundamental Changes

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that: (a) any Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary of Borrower (provided that when any Subsidiary Guarantor is merging with another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving corporation); (b) any Subsidiary of Borrower may Dispose of any or all of its assets (i) to Borrower or any Subsidiary (upon voluntary liquidation or otherwise); provided that a Subsidiary Guarantor may only dispose of all or substantially all of its assets under this clause (b) to another Subsidiary Guarantor; or (ii) pursuant to a Disposition permitted by Section 7.5; (c) any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation, (d) Subsidiaries of Borrower may merge or consolidate with or into any Person in connection with any Permitted Acquisition.

7.5	Disposition of Property

Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property and surplus tangible property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b);

(d) sales or discounting of delinquent accounts in the ordinary course of business;

(e) the licensing of intellectual property in the ordinary course of business or in connection with joint ventures, strategic alliances and similar arrangements;

(f) the sale or issuance of any Subsidiary’s Capital Stock to Borrower or any Wholly-Owned Subsidiary Guarantor;

(g) the Disposition of intangible assets in accordance with the provisions of Section 6.11; and

(h) the Disposition of tangible assets not otherwise permitted hereunder, provided that (i) no single Disposition or series of related Dispositions under this clause (h) may exceed $2,500,000 and (ii) such Dispositions shall not exceed $10,000,000 in the aggregate in any fiscal year of Borrower.

7.6	Restricted Payments

If an Event of Default shall have occurred and be continuing, Borrower shall not (i) Declare or pay any dividend (other than dividends payable solely in equity securities of the Person making such dividend) on, or make any payment on account of any Capital Stock of any Group Member, (ii) set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or (iii) make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (other than those payable solely in equity securities) (collectively, “Restricted Payments”), except that:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Subsidiary Guarantors and any other Person that owns an equity interest in such Subsidiary, ratably according to their respective holdings of the type of equity interest in respect of which such Restricted Payment is being made;

(b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in equity securities of such Person;

(c) Borrower and each Subsidiary may purchase, redeem or otherwise acquire equity interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) provided that the Total Revolving Extensions of Credit equal $0.00, Borrower may purchase, redeem or otherwise acquire for cash equity interests issued by Borrower pursuant to stock buy-back plans approved by the board of directors of Borrower and disclosed to the Administrative Agent from time to time;

(e) Group Members may convert Indebtedness into Capital Stock and may issue Capital Stock upon conversion of convertible promissory notes and other evidences of Indebtedness that constitute Capital Stock;

(f) provided that the Total Revolving Extensions of Credit equal $0.00, Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash equity interests issued by Borrower; and

(g) at any time while the Total Revolving Extensions of Credit exceed $0.00, but are less than $15,000,000, Borrower may declare or pay cash dividends to its stockholders on the Capital Stock of Borrower, provided, that (i) Borrower is required to declare and pay such cash dividend pursuant to any instrument, agreement, document or certificate that exists as of the date of this Agreement and (ii) after giving effect to such declaration, payment, purchase, redemption or acquisition, the aggregate amount of all such transactions in any fiscal year does not exceed $3,500,000.

7.7	Investments

Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents and other Investments permitted by Borrower’s board-approved investment policy in effect from time to time, so long as such investment policy is not materially different than that attached as Schedule 7.7(b);

(c) Guarantee Obligations that are not precluded by Section 7.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $3,000,000 at any one time outstanding;

(e) investments consisting of extensions of credit in the nature of accounts receivable, prepaid royalties or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) investments in assets useful in operation of the business of Borrower and its Subsidiaries made by Borrower or any of its Subsidiaries in the ordinary course of business;

(g) intercompany Investments by any Group Member in Borrower or any Person that, prior to such investment, is a Wholly-Owned Subsidiary Guarantor;

(j) intercompany Investments by any Group Member in any Group Member that is not a Wholly-Owned Subsidiary Guarantor, provided that such Investments do not exceed $10,000,000 in the aggregate in any fiscal year;

(i) Permitted Acquisitions (including any Investments owned by a Person acquired in a Permitted Acquisition);

(j) investments (including debt obligations) acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

(k) the licensing of technology, the development of technology or the providing of technical support to joint ventures or strategic alliances in which Borrower or its Material Subsidiaries in engaged; and

(l) in addition to Investments otherwise expressly permitted by this Section 7.7, Investments by Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement.

7.8	Transactions with Affiliates

Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Wholly-Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.9	Swap Agreements

Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Subsidiary.

7.10	Changes in Fiscal Periods

Without prior written notice to Administrative Agent, permit the fiscal year of Borrower to end on a day other than December 31 or change Borrower’s method of determining fiscal quarters.

7.11	Negative Pledge Clauses

Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof) and (c) customary restrictions on assignment in licenses and similar agreements relating to intellectual property.

7.12	Clauses Restricting Subsidiary Distributions

Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Borrower or any other Subsidiary of Borrower, (b) make loans or advances to, or other Investments in, Borrower or any other Subsidiary of Borrower or (c) transfer any of its assets to Borrower or any other Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.13	Lines of Business

Enter into any business, either directly or through any Subsidiary, except for those businesses in which Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Revolving Loans and issue or participate in the Letters of Credit, Borrower hereby represents and warrants to Administrative Agent and each Lender that:

8.1	Financial Condition

The audited consolidated balance sheets of Borrower as of December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, present fairly the consolidated financial condition of Borrower as of such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of Borrower as of September 30, 2007, and the related unaudited consolidated statements of income and cash flows for the period ended on such date, present fairly the consolidated financial condition of Borrower as of such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on Schedule 8.1, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from September 30, 2007, to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

8.2	No Material Adverse Effect

Since September 30, 2007, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

8.3	Existence; Compliance with Law

Borrower and each Material Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.4	Power; Authorization; Enforceable Obligations

Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 8.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 8.18. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

8.5	No Legal Bar

The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

8.6	Litigation

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

8.7	No Default

No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

8.8	Ownership of Property; Liens

Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

8.9	Intellectual Property

Each Group Member owns, or is licensed to use, all Intellectual Property and Domain Names necessary for the conduct of its business as currently conducted except where a failure to own or be licensed such property could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property Domain Name or the validity or effectiveness of any Intellectual Property or Domain Name. To Borrower’s knowledge, the use of Intellectual Property and Domain Names by each Group Member does not infringe on the rights of any Person in any material respect.

8.10	Taxes

Each Group Member has filed or caused to be filed all Federal, material state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

8.11	Federal Regulations

Other than in connection with the repurchase of its Capital Stock pursuant to stock repurchases approved by Borrower’s board of directors, no part of the proceeds of any Revolving Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or Administrative Agent, Borrower will furnish to Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

8.12	Labor Matters

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

8.13	ERISA

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any

Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

8.14	Investment Company Act; Other Regulations

No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

8.15	Subsidiaries

Except as disclosed to Administrative Agent by Borrower in writing from time to time after the Closing Date, (a) Schedule 8.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Borrower or any Subsidiary, except as created by the Loan Documents.

8.16	Environmental Matters

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, to Borrower’s knowledge:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or any material line of business of the Group Members taken as a whole (the “Business”), nor does Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or threatened in writing, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

8.17	Accuracy of Information, etc

No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to Administrative Agent or Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by Administrative Agent and Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to Administrative Agent and Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

8.18	Security Documents

(a) The Guarantee and Collateral Agreement is effective to create in favor of Administrative Agent, for the benefit of Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 8.18 in appropriate form are filed in the offices specified on Schedule 8.18, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

8.19	Solvency

Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

ARTICLE IX. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) Borrower shall fail to pay any principal of any Revolving Loan or Reimbursement Obligation when due in accordance with the terms hereof; or Borrower shall fail to pay any interest on any Revolving Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)(i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) or (ii), Article VII of this Agreement or Sections 5.5 or 5.7(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date any Loan Party receives notice from Administrative Agent of such default or (ii) the date any officer of any Loan Party has knowledge of such default; provided, however, that if the default cannot by its nature be cured within the 30-day period or cannot after diligent attempts by Borrower or such Material Loan Party be cured within such 30-day period, and such default is likely to be cured within a reasonable time, then the Loan Parties shall have an additional period (which shall not in any case exceed 20 days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $7,500,000; provided, further, that upon cure or waiver of all such defaults, events and conditions with respect to any such Indebtedness, the Event of Default under this clause (e) shall automatically terminate and be deemed cured unless, prior to the date of such cure, Administrative Agent or Lenders have accelerated the Obligations, exercised any other remedies as a result of such Event of Default or given Borrower notice of intent to accelerate or exercise remedies as a result of such Event of Default; or

(f)(i) any Material Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Material Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Material Loan Party involving in the aggregate a liability (not paid, satisfied or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $7,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert, or any Lien on any Collateral having, in the aggregate, a value in excess of $500,000, created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s or any Lender’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or to take any other action necessary to perfect or continue the perfection and priority of such Lien; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Borrower, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken unless such Event of Default has been cured and such cure has been accepted by Administrative Agent in writing: (i) with the consent of the Required Lenders, Administrative Agent may, or upon the request of the Required Lenders, Administrative Agent shall, by notice to Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, Administrative Agent may, or upon the request of the Required Lenders, Administrative Agent shall, by notice to Borrower, declare the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, Borrower shall at such time deposit in a cash collateral account opened by Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by Borrower.

ARTICLE X. THE AGENT

10.1	Appointment

Each Lender hereby irrevocably designates and appoints Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.

10.2	Delegation of Duties

Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3	Exculpatory Provisions

Neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of Lenders for any recitals, statements, representations or warranties made by any Loan

Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4	Reliance by Administrative Agent

Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Revolving Loans.

10.5	Notice of Default

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Administrative Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

10.6	Non-Reliance on Administrative Agent and Other Lenders

Each Lender expressly acknowledges that neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Revolving Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7	Indemnification

Lenders agree to indemnify Administrative Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

10.8	Administrative Agent in Its Individual Capacity

Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though Administrative Agent were not Administrative Agent. With respect to its Revolving Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not Administrative Agent, and the terms “Lender” and “Lenders” shall include Administrative Agent in its individual capacity.

10.9	Successor Administrative Agent

Administrative Agent may resign as Administrative Agent upon 10 days’ notice to Lenders and Borrower. If Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among Lenders a successor agent for Lenders, which successor agent shall (unless an Event of Default under Section 9 (a) or Section 9(f) with respect to Borrower shall have occurred and be continuing) be subject to approval by Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and Lenders shall assume and perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

ARTICLE XI. MISCELLANEOUS

11.1	Amendments and Waivers

Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its

consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Revolving Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 4.9 without the written consent of the Required Lenders; (v) amend, modify or waive any provision of Article X without the written consent of Administrative Agent; (vi) amend, modify or waive any provision of Article III without the written consent of Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of Lenders and shall be binding upon the Loan Parties, Lenders, Administrative Agent and all future holders of the Revolving Loans. In the case of any waiver, the Loan Parties, Lenders and Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2	Notices

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of Borrower and Administrative Agent, and as set forth in an administrative questionnaire delivered to Administrative Agent in the case of Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Marchex, Inc.
413 Pine Street, Suite 500
Seattle, WA 98101
Attention: Michael A. Arends, Chief Financial Officer
Facsimile: (206) 331-3695
Telephone: (206) 331-3540

With a copy to:	DLA Piper US LLP
33 Arch Street, 26th Floor
Boston, MA 02110-1447
Attention: Francis J. Feeney, Jr.
Facsimile: (617) 406-6163
Telephone: (617) 406-6063

Administrative Agent:	U.S. Bank National Association
1420 Fifth Avenue, 11th Floor
Seattle, WA 98101
Attention: Ms. Kathleen J. Johanson, Senior Vice President
Facsimile: (206) 344-2887
Telephone: (206) 587-5223

provided that any notice, request or demand to or upon Administrative Agent or Lenders shall not be effective until received.

Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Articles II or IV unless otherwise agreed by Administrative Agent and the applicable Lender. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3	No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4	Survival of Representations and Warranties

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and other extensions of credit hereunder.

11.5	Payment of Expenses and Taxes

Borrower agrees (a) to pay or reimburse Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to Administrative Agent, (c) to pay, indemnify, and hold each Lender and Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Revolving Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 11.5 shall survive repayment of the Revolving Loans and all other amounts payable hereunder.

11.6	Successors and Assigns; Participations and Assignments

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of Issuing Lender that issues any Letter of Credit), except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans at the time owing to it) with the prior written consent of:

(A) Borrower (such consent not to be unreasonably withheld), provided that no consent of Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person;

(B) Administrative Agent; and

(C) the Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments and Revolving Loans, the amount of the Revolving Commitments or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000 unless each of Borrower and Administrative Agent otherwise consent, provided that (1) no such consent of Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an administrative questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.10, 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Revolving Commitments of, and principal amount of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent, Issuing Lender and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of Borrower or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent, Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.11 unless such Participant complies with Section 4.11(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

11.7	Adjustments; Set-off

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to Lenders under the Revolving Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Revolving Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Article IX, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) As additional security for the payment of the Obligations, Borrower hereby grants to Administrative Agent, each Lender, and any Participant, a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of Borrower now or hereafter in the possession of Administrative Agent, any Lender, or any Participant, and the right to refuse to allow withdrawals from any account (collectively “Setoff”). Administrative Agent, each Lender and any Participant may, at any time upon the occurrence of a Default or Event of Default (notwithstanding any notice requirements or grace/cure periods under this Agreement or the other Loan Documents) Setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrower, such notice and demand being expressly waived.

11.8	Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and Administrative Agent.

11.9	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10	Integration

This Agreement and the other Loan Documents represent the entire agreement of Borrower, Administrative Agent and Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11	Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON.

11.12	Submission To Jurisdiction; Waivers

Borrower hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Washington, the courts of the United States for the Western District of Washington, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which Administrative Agent shall have been notified pursuant thereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages.

11.13	Acknowledgements

Borrower hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Lenders or among Borrower and Lenders.

11.14	Releases of Guarantees and Liens

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Revolving Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15	Confidentiality

(a) Each of Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, Administrative Agent or any Lender pursuant to or in connection with the Loan Documents; provided that nothing herein shall prevent Administrative Agent or any Lender from disclosing any such information (a) to Administrative Agent, any other Lender or any affiliate thereof (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and the terms of this Section 11.15, and instructed to keep such information confidential), (b) subject to an agreement to comply with the provisions of this Section 11.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and the terms of this Section 11.15, and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other

Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed through no fault of Administrative Agent, any Lender or any of their respective Affiliates, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) during the continuance of an Event of Default, in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, in the case of items (e) and (f) above, the Administrative Agent and the Lenders, as applicable, has given sufficient prior written notice of such required disclosure to Borrower, if possible, to enable Borrower to seek to protect such information from disclosure.

(b) Administrative Agent and Lenders hereby notify each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow Administrative Agent and Lenders to identify the Loan Parties in accordance with the Act.

11.16	WAIVERS OF JURY TRIAL

BORROWER AND EACH LENDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER NOW OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND HEREBY CONSENTS AND AGREES THAT ANY SUCH CLAIM MAY, AT ADMINISTRATIVE AGENT’S ELECTION, BE DECIDED BY TRIAL WITHOUT A JURY AND THAT ADMINISTRATIVE AGENT MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER AND AGREEMENT CONTAINED HEREIN.

11.17	Statutory Notice

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MARCHEX, INC.

By:	/s/ Russell C. Horowitz
	Name:	Russell C. Horowitz
	Title:	Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Kathleen J. Johanson
Kathleen J. Johanson, Senior Vice President